Exhibit 99.1
INSULET REPORTS THIRD QUARTER 2010 RESULTS
Revenue Increases 51% Year over Year
Gross Profit Doubles Compared to Q3 2009
BEDFORD, MA, November 9, 2010 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and nine months ended September 30, 2010.
Third quarter 2010 revenue increased 36% to $25.5 million, compared to $18.7 million in the third quarter of 2009. On a sequential basis, revenue increased 11% from $22.9 million in the second quarter of 2010. Gross profit for the third quarter of 2010 improved by 101% to $11.6 million, or a 46% gross margin, as compared to a gross profit of $5.8 million, or a 31% gross margin, for the third quarter of 2009.
Operating loss for the third quarter of 2010 was $8.3 million, a 39% improvement compared to an operating loss of $13.5 million in the third quarter of 2009. Total operating expenses were $19.9 million in the third quarter of 2010, compared to $19.3 million in the third quarter of 2009. Net loss for the third quarter of 2010 was $12.1 million, or $0.30 per share, compared to a net loss of $16.9 million, or $0.60 per share, for the third quarter of 2009.
“In the third quarter, Insulet continued to grow rapidly and deliver solid results, doubling gross profit from a year ago,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We continue to work proactively with the FDA on the next generation OmniPod, as well as on a CGM augmented system in partnership with DexCom. Despite the timing delays due to the changing regulatory landscape, we are committed to remaining the leading innovator in this industry and are hopeful that our next generation pod will be launched in the second half of 2011.”
For the nine months ended September 30, 2010, revenue increased 51% to $69.2 million from $45.8 million for the first nine months of 2009. Gross profit for the first nine months of 2010 was $29.9 million, or a 43% gross margin, as compared to a gross profit of $11.0 million, or a 24% gross margin, in the first nine months of 2009. Operating loss for the first nine months ended September 30, 2010 was $28.9 million as compared to an operating loss of $47.4 million in the first nine months ended September 30, 2009. Net loss for the first nine months of 2010 was $40.3 million, or $1.04 per share, compared to $56.8 million, or $2.04 per share, for the first nine months of 2009.
As of September 30, 2010, the Company had cash and cash equivalents of $103.9 million compared to $128.0 million at December 31, 2009.
Recent Highlights
•	An article written by Howard C. Zisser M.D., Director of Clinical Research and Diabetes Technology at Sansum Diabetes Research Institute, published in Diabetes Therapy in September concluded that the OmniPod System improves upon existing conventional insulin delivery products and can benefit almost any patient with type 1 diabetes.

•	Insulet was ranked third on the Technology Fast 500™, Deloitte’s ranking of 500 of the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America. Rankings are based on percentage of fiscal year revenue growth during the period from 2005-2009.

•	In conjunction with the Company’s partner Ypsomed, Insulet welcomed its first customers in Germany and the United Kingdom, who can now enjoy the OmniPod System’s unique features, such as its automatic insertion and tubing free and waterproof design. The Company expects additional launches in France, the Netherlands, Norway and Sweden in the coming months.
Guidance
The Company is tightening its guidance estimates for 2010 to reflect its results to date and expectations for the final quarter of the year. The Company now expects revenue for the full year 2010 to be between $95 and $98 million. The Company now expects its full year 2010 operating loss to be between $35 and $38 million.
Conference Call
Insulet will host a conference call on Tuesday November 9, 2010 at 5:00PM Eastern time to discuss the Company’s third quarter 2010 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 800-901-5259 for domestic callers and 617-786-4514 for international callers. The passcode is 23675192. A replay of the conference call will be available two hours after the start of the call through November 16, 2010 by dialing 888-286-8010 (domestic) and

617-801-6888 (international), passcode 71113453. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement
The third quarter 2010 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2010. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertai nties described in its Annual Report on Form 10-K, as amended, which was originally filed with the Securities and Exchange Commission on March 9, 2010 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2009		2009
	2010	(Restated)	2010	(Restated)
	(In thousands, except share and per share data)
Revenue	$25,455	$18,735	$69,199	$45,821
Cost of revenue	13,826	12,936	39,299	34,858

Gross profit	11,629	5,799	29,900	10,963
Operating expenses:
Research and development	3,698	3,404	12,128	9,880
General and administrative	7,230	6,246	20,379	19,575
Sales and marketing	8,979	9,629	26,301	28,905

Total operating expenses	19,907	19,279	58,808	58,360

Operating loss	(8,278)	(13,480)	(28,908)	(47,397)

Interest income	49	22	109	204
Interest expense	(3,871)	(3,464)	(11,502)	(9,613)

Net interest expense	(3,822)	(3,442)	(11,393)	(9,409)

Net loss	$(12,100)	$(16,922)	$(40,301)	$(56,806)

Net loss per share basic and diluted	$(0.30)	$(0.60)	$(1.04)	$(2.04)

Weighted average number of shares used in calculating basic and diluted net loss per share	40,155,277	28,008,699	38,784,692	27,894,775

The consolidated statements of operations for the three and nine months ended September 30, 2009 have been revised to treat the amendment of the Company’s Facility Agreement in September 2009 (the terms of which were disclosed at that time) as a modification rather than an extinguishment of the debt under that Agreement. A debt modification recognizes debt discount relating to the original borrowings over the term of the new borrowing as a non-cash adjustment to interest expense rather than as a loss on debt extinguishment at the time the original borrowing is amended. The restatement resulted in a reduction in interest expense of $7.8 million in the three and nine months ended September 30, 2009, with an equivalent reduction in net interest expense and net loss.

CONSOLIDATED BALANCE SHEETS (unaudited):

		As of
	As of	December 31,
	September 30,	2009
	2010	(Restated)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$103,918	$127,996
Accounts receivable, net	15,442	14,962
Inventories	12,909	10,086
Prepaid expenses and other current assets	1,059	1,260

Total current assets	133,328	154,304
Property and equipment, net	14,147	15,482
Other assets	2,379	3,072

Total assets	$149,854	$172,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,154	$5,870
Accrued expenses	11,462	9,973
Deferred revenue	3,826	3,970

Total current liabilities	20,442	19,813
Long-term debt, net of current portion	94,179	89,136
Other long-term liabilities	1,728	1,999

Total liabilities	116,349	110,948
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at September 30, 2010 and December 31, 2009. Issued and outstanding: zero shares at September 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at September 30, 2010 and December 31, 2009. Issued and outstanding: 40,171,434 and 37,755,254 shares at September 30, 2010 and December 31, 2009, respectively	41	39
Additional paid-in capital	396,459	384,565
Accumulated deficit	(362,995)	(322,694)

Total stockholders’ equity	33,505	61,910

Total liabilities and stockholders’ equity	$149,854	$172,858

The consolidated balance sheet as of December 31, 2009 has been revised to treat the amendment of the Company’s Facility Agreement in September 2009 (the terms of which were disclosed at that time) as a modification rather than an extinguishment of the debt under that Agreement. A debt modification recognizes debt discount relating to the original borrowings over the term of the new borrowing as a non-cash adjustment to interest expense rather than as a loss on debt extinguishment at the time the original borrowing is amended. The impact of the revision resulted in other assets increasing from $1.9 million to $3.1 million, and long-term debt decreasing from $97.0 million to $89.1 million with a corresponding increase in additional paid-in-capital from $382.7 million to $384.6 million and a reduction in accumulated deficit from $329.9 million to $322.7 million. The decrease in accumulated deficit reflects the reduction in the 2009 net loss from $79.5 million to $72.3 million due to the elimination of the loss on debt extinguishment.